Exhibit 10.34
PROMISSORY NOTE

Houston, Texas	December 31, 2006
     For good and valuable consideration received, Remote Knowledge, Inc., (“Remote Knowledge”) promises to pay to the order of Lockheed Martin Services, Inc., (“Lockheed Martin”), and its successors or assigns, at the times and in the manner described in this Note, $385,000.00, (Three hundred eighty-five thousand and 00/100 dollars) plus interest at the annual rate of 6% (six percent), on the unpaid balance of this Note beginning on the date stated above, until the date of payment of this Note in full. This Note shall mature on June 30, 2007 on which day the entire unpaid balance, including all unpaid accrued interest, shall be due and payable in full.
     Installment payment schedule. This Note shall be paid in six monthly installments of not less than $ 8,010.83 each toward principal plus all unpaid interest accrued on the unpaid balance of this Note through the last day of each month. The amount of each installment payment and the day each shall be due are shown on the schedule at Attachment “B” to this Note. Each installment shall be due at Lockheed Martin’s offices at 595 Gemini Avenue, Houston, Texas 77058, or at such other place agreeable to both parties, no later than 4:00 p.m. local time on each due date. The first installment shall be due no later than 4:00 p.m. local time on December 31, 2006. Each succeeding installment shall be due in the amount shown no later than 4:00 p.m. local time on the date shown on Attachment “B”. The final payment which shall be the entire unpaid balance of this Note, in full, including any unpaid accrued interest, shall be due at such offices no later than 4:00 p.m. local time on June 30, 2007.
     Excess Interest. Remote Knowledge acknowledges that notwithstanding any provision in this Note, this Note shall not require the payment of or permit the collection of any amount or rate of interest which exceeds the maximum amount or rate of interest permitted under applicable law, also known as Excess Interest. If any such Excess Interest is provided for or is adjudicated as being provided for in this Note, Remote Knowledge shall not be obligated to pay any Excess Interest and any Excess Interest that may have been received by Lockheed Martin shall either be applied as a credit against any unpaid principal under the Note or refunded to Remote Knowledge.
     Prepayment. Remote Knowledge acknowledges that it may pay this Note in full or part at any time or times before it is due in full without incurring liability for any penalty or premium. Interest will cease to accrue on the amount paid as of the time of payment.
Collateral
     Pledge of collateral. To secure payment of this Note, Remote Knowledge pledges, assigns, transfers, and grants to Lockheed Martin first liens and security interests in and upon all of the collateral listed on Attachment “A” of this Note (“Collateral”). Remote Knowledge represents that it has marketable title to all of the Collateral and that the Collateral is in the possession of and under the sole control of Remote Knowledge.
Events of Default
     Any of the following shall constitute an Event of Default under this Note. Remote Knowledge represents that, to its knowledge, none of the following described events of default, or any other default on its part, exists at the time that Remote Knowledge gives this Note to Lockheed Martin. However, if any of these events, or any other default, does exist and continues to exist or occurs at any time in the future, Remote Knowledge acknowledges that such continuation or occurrence shall constitute a default by Remote Knowledge.
     Failure to pay. Any failure by Remote Knowledge to pay to Lockheed Martin, when due, any amount owing or required to be paid under this Note, and such failure shall continue for more than five business days after written notice of such failure is given to Remote Knowledge by Lockheed Martin.
     Failure to perform. Any failure by Remote Knowledge to perform any obligation or promise described in this Note, and such failure shall continue for more than ten business days after written notice of such failure is given to Remote Knowledge by Lockheed Martin.
     Impairment of Collateral. Any of the collateral listed in Attachment “A” becomes lost, stolen, destroyed, or damaged beyond its normal use, or possession or control of the collateral listed in Attachment “A” is transferred or removed in any way beyond the possession or control of Remote Knowledge.
     Transfer or Dissipation of Assets of Remote Knowledge. Any of the following shall constitute an Event of Default. (1) The legal or equitable title of a substantial portion of the assets of Remote Knowledge are sold, conveyed, or transferred to anyone other than Lockheed Martin; (2) a substantial portion of the assets of Remote Knowledge is transferred or removed in any way beyond the possession and control of Remote Knowledge; or (3) the fair market value of a substantial portion of the assets of Remote Knowledge substantially decreases for any reason.
     Event of Bankruptcy. Any of the following shall constitute an Event of Default. (1) A proceeding under any bankruptcy, reorganization, insolvency, or receivership law or statute is initiated, filed, or consented to by Remote Knowledge; (2) any such proceeding is filed against Remote Knowledge and is not dismissed or withdrawn within sixty days thereafter; (3) Remote Knowledge makes a general assignment for the benefit of creditors; (4) Remote Knowledge is adjudged a bankrupt or insolvent; or (5) a trustee, receiver, custodian, guardian, or similar official is appointed with authority over a substantial part of the assets of Remote Knowledge, or such appointment is sought by Remote Knowledge.
Remedies of Lockheed Martin
     Remote Knowledge acknowledges that Lockheed Martin properly reserves to itself all remedies to which it is or may become entitled to enforce against Remote Knowledge and that Lockheed Martin has not waived any such remedy. Remote Knowledge acknowledges that upon any default by Remote Knowledge, Lockheed Martin may declare the principal and interest on this Note to be immediately due and payable in full, without presentment, demand for payment, or any notice or formality of any kind, all of which are expressly waived by Remote Knowledge. Remote Knowledge further acknowledges that upon any event of bankruptcy, as described above, all principal and interest shall automatically become due and payable in full without any action on the part of Lockheed Martin.
     Non-waiver of remedies. Any right or remedy which Lockheed Martin may have under this Note or under any law, custom, or business practice shall exist solely for the benefit of Lockheed Martin, and no failure or delay, in whole or part, by Lockheed Martin to exercise any such right or remedy shall waive or diminish Lockheed Martin’s right or discretion to exercise the same. No waiver of any provision in this Note nor any consent to the departure by Remote Knowledge from any such provision shall be effective unless it is stated in writing and signed by Lockheed Martin.
Costs of Collection and Enforcement
     Remote Knowledge agrees to reimburse Lockheed Martin for all costs and expenses, including reasonable and necessary attorneys’ and legal expenses, which are incurred or experienced by Lockheed Martin in collecting any payments due to it under this Note or enforcing any provisions of this Note.
Non-assignment
     This Note shall be binding on and shall inure to the benefit of Lockheed Martin, Remote Knowledge, and their respective successors and assigns. Lockheed Martin reserves the right to sell, assign, or otherwise transfer, to any party, any or all of its rights and interests under this Note, without notice to or consent from Remote Knowledge. Remote Knowledge agrees that it shall not assign any of its rights or delegate any of its obligations under this Note, to any party, without the prior written consent of Lockheed Martin.
Acknowledgments
     This Note constitutes the totality of the agreement between Remote Knowledge and Lockheed Martin in connection with the debt and other matters evidenced by this Note. No other writings or oral language may be used to interpret the language of this Note. Remote Knowledge acknowledges that it consulted legal counsel and any other parties it deemed advisable before it signed this Note and gave it to Lockheed Martin.
     Remote Knowledge acknowledges that it drafted this Note jointly with Lockheed Martin and that both parties are equally responsible for the language chosen for this Note. Remote Knowledge acknowledges that it has carefully examined the language in this Note and that none of the language is vague or ambiguous.
     Remote Knowledge acknowledges that it signed this Note and gave it to Lockheed Martin freely and voluntarily, without coercion or duress.
     This Note is signed on behalf of Remote Knowledge on the day written at the top:

By:	/s/ Randy S. Bayne

Name:	Randy S. Bayne

Title:	President

Date:	12/31/06

ATTACHMENT “A”

Rack 1	Equipment Description	Serial #
Access Server	Cisco AS5350	tbd
Switch	Cisco WS-C2950-12	0007ECA86900
Switch	Cisco WS-C2950T-24	0007ECAE6740
Switch	Cisco WS-C2950-12	0007ECA85400
Local Director	Cisco LDIR417	tbd
KVM Switch, Monitor/Key	Compaq 8 Port Switch, TFT5600 RKM	QN1CJTJ8B074
Storage Works	Compaq Storage Works FC-AL Switch 8 Port	M70BFJ8263M5
Firewall	Compaq Proliant DL320	R011000256/6J21JMN1Y006
Raid Array	Compaq Storage Works 4100 Raid Array	D205DBX10016
Web Server	Compaq Proliant DL380	D205JZG1M110
Communication Server	Compaq Proliant DL380	D205JZG1L434
Database Server	Compaq Proliant DL580R01	D203DYV1K215
Application Server	Compaq Proliant DL580R01	D152DYV1K084

Rack 2	Equipment Description	Serial #
Access Server	Cisco AS5350	tbd
Switch	Cisco WS-C2950-12	0007ECA89980
Switch	Cisco WS-C2950T-24	0007ECAE5DC0
Switch	Cisco WS-C2950-12	0007EC071F40
Local Director	Cisco LDIR417	tbd
KVM Switch, Monitor/Key	Compaq 8 Port Switch, TFT5600 RKM	QN1CJTJ8L265
Storage Works	Compaq Storage Works FC-AL Switch 8 Port	MF0BFJ82G3R9
Firewall	Compaq Proliant DL320	R011000256/6J21JMN1Z005
Web Server	Compaq Proliant DL380	D209JZG1K859
Communication Server	Compaq Proliant DL380	D205JZG1M011
Database Server	Compaq Proliant DL580R01	D203DYV1K066
Application Server	Compaq Proliant DL580R01	D152DYV1K080

ATTACHMENT “B”

					PD
	DUE		SCHEDULED		TOWARDS	CLOSING
PMT	DATE	BEG BAL	PAYMENT	INTEREST	PRINCIPAL	BALANCE

1	1/31/07	385,000.00	10,000.00	1,989.17	8,010.83	376,989.17
2	2/28/07	376,989.17	10,000.00	1,759.28	8,240.72	368,748.45
3	3/31/07	368,748.45	10,000.00	1,905.20	8,094.80	360,653.65
4	4/30/07	360,653.65	10,000.00	1,803.27	8,196.73	352,456.92
5	5/31/07	352,456.92	10,000.00	1,821.03	8,178.97	344,277.95
6	6/30/07	344,277.95	345,999.34	1,721.39	344,277.95	(0.00)

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